Exhibit (a)(47)
Form of
JANUS INVESTMENT FUND
Certificate of Termination
of
Janus World Allocation Fund
The undersigned, being the duly elected and qualified Secretary of Janus Investment Fund, a trust with transferable shares under the laws of Massachusetts (the “Trust”) authorized to establish one or more series or funds, which was organized pursuant to an Agreement and Declaration of Trust dated February 11, 1986 (as amended and restated March 18, 2003, and further amended, the “Declaration”), DOES HEREBY CERTIFY that:
Pursuant to Section 7.2 of the Declaration, at a meeting of the Trustees of the Trust duly called and held on November 8, 2012, at which a quorum was present and acting throughout, the Independent Trustees adopted resolutions approving an Agreement and Plan of Reorganization and other related matters to merge Janus World Allocation Fund into Janus Global Allocation Fund — Moderate, each a separate portfolio of the Trust, after which Janus World Allocation Fund would be terminated. Copies of the resolutions and Agreement and Plan of Reorganization with respect to the merger of Janus World Allocation Fund into Janus Global Allocation Fund — Moderate approved at the Trustees’ November 8, 2012 meeting are attached to this Certificate as Exhibit A.
NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS that Janus World Allocation Fund be, and it is hereby, TERMINATED, effective close of business on April 5, 2013.
IN WITNESS WHEREOF, the undersigned has hereunto set her hand on the date set opposite her signature below.

Date: April 1, 2013
Stephanie Grauerholz-Lofton Secretary

ACKNOWLEDGEMENT

STATE OF COLORADO	)
	)	ss.
COUNTY OF DENVER	)		April 1, 2013
Then personally appeared the above-named Stephanie Grauerholz-Lofton and acknowledged the foregoing instrument to be her free act and deed as Secretary of Janus Investment Fund, a trust with transferable shares under Massachusetts law.

Notary Public: Lynn M. Donaldson My commission expires: June 16, 2015
[NOTARIAL SEAL]